EXHIBIT 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 8, 2024 (the “Effective Date”) by and among Mahbod Nia (the “Executive”), Veris Residential UK Ltd. (the “Company”), an indirect subsidiary of Veris Residential, Inc., a Maryland corporation, with offices at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 (the “Parent”), and, with respect to Section 16, Parent.

RECITALS

WHEREAS, on March 2, 2021, Executive, Mack-Cali UK Ltd. (as predecessor-in-interest to the Company), and, with respect to Section 16 thereof, Mack-Cali Realty Corporation, a Maryland corporation (as predecessor-in-interest to Parent), entered into an Executive Employment Agreement (the “Original Agreement”); and

WHEREAS, the Company desires to continue to employ Executive to serve as the Chief Executive Officer (“CEO”) of Parent, and Executive desires to continue to be so employed, pursuant to the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.            Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date.

2.            Term.

(a)          Subject to Section 2(b), the Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on the Effective Date and ending on the first (1st) anniversary thereof (the “Initial Term”); provided, that, the Initial Term shall automatically be extended for successive one (1) year periods (each such one (1)-year period, an “Extension Term”), unless either Executive or the Company provides written notice of non-extension at least ninety (90) days prior to the expiration of the then-current Initial Term or Extension Term. The Initial Term, together with any applicable Extension Term, are referred to herein as the “Term.”

(b)          Notwithstanding anything contained herein to the contrary: (i) Executive’s employment with the Company may be terminated by the Company or Executive at any time during the Term, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Directors of Parent (the “Board”) and Executive may mutually agree.

3.            Duties and Responsibilities.

(a)           During the Term, Executive shall serve as the CEO of Parent, reporting solely and directly to the Board (with all other employees of Company and Parent reporting directly or indirectly to Executive, except as required by applicable law or the listing rules of an applicable securities exchange on which equity securities of Parent are listed or traded). In his position, Executive shall perform such duties, functions and responsibilities during the Term, commensurate with the Executive’s position, as reasonably and lawfully directed by the Board, including, without limitation, supervising the day-to-day operations and management of Parent and its subsidiaries (together, the “Company Group”). In addition, during the Term, Parent will recommend Executive’s election as a director on the Board at each annual meeting of Parent’s stockholders in Parent’s applicable proxy statement for such annual meeting.

(b)          Executive shall devote substantially all of his business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company Group. Without limiting the foregoing, Executive shall not engage in any other business, occupation or related activity during the Term that (i) conflicts with the interests of the Company Group, (ii) interferes with the proper and efficient performance of his duties for the Company Group, or (iii) interferes with the exercise of his judgment in the Company Group’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Executive to (A) with the advance approval of the Board or the Governance Committee of the Board (not to be unreasonably withheld), serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of Executive’s responsibilities to the Company Group in accordance with this Agreement. The Board has reviewed and approved Executive’s current outside activities, a list of which Executive has provided to the Board.

(c)           Executive’s principal place of employment shall be the Company’s offices in London, United Kingdom. However, Executive may, at any time during the Term, determine to relocate to Parent’s headquarters in Jersey City, New Jersey, United States (the “Headquarters”). In addition, if the Board reasonably concludes, following good faith consultation with Executive, that it is in the best interests of the Company Group for Executive to relocate his principal place of employment to Headquarters, then the Board may require Executive to so relocate to Headquarters (subject to an applicable U.S. work visa having been issued to Executive), and Executive will have eight (8) months within which to so relocate; provided, that if Executive refuses or fails to relocate within such eight (8) month-period following such determination by the Board, then Executive will be deemed to have resigned without Good Reason pursuant to Section 8 hereof, which resignation, for the avoidance of doubt, (x) will not result in payment of any severance payments or benefits to Executive, (y) will result in immediate forfeiture without consideration of all outstanding and unvested equity awards, including, without limitation, the Sign-On Award and LTI Awards, each as defined below and (z) Executive shall be required to repay the Relocation Allowance (defined below) to the Company; provided, further, that this sentence shall cease to apply upon consummation of a Change in Control (as defined below). Executive shall cooperate with the Company to complete the U.S. work visa application process as quickly as reasonably practicable.

4.            Compensation and Benefits.

(a)           Base Salary. During the Term, the Company shall pay Executive an annual base salary in the amount of $800,000 (the “Annual Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Executive’s Annual Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its executive compensation and option committee (the “Compensation Committee”), be increased at any time or from time to time, but may not be decreased from the then current Annual Base Salary without Executive’s prior written consent.

(b)           Annual Bonus. In addition, for each calendar year during the Term, Executive shall be entitled to receive annual cash incentive compensation (an “Annual Bonus”) in the amount equal to: (i) fifty percent (50%) of his then current Target Bonus (as defined below), if threshold performance is attained, (ii) one hundred fifty percent (150%) of his then current Annual Base Salary (the “Target Bonus”), if target performance is attained, or (iii) two hundred percent (200%) of his then current Target Bonus, if performance exceeds the maximum performance level, in each case prorated for partial years of employment. For performance between threshold and maximum levels, the Annual Bonus will be determined on the basis of linear interpolation. The performance criteria for each calendar year shall, after consultation with Executive, be determined in good faith by the Board or the Compensation Committee within the first three (3) months of each calendar year that begins during the Term. Payment of Annual Bonuses to Executive, if any, shall be made in the same manner and at the same time that other senior-level executives of Parent receive their annual bonus awards, but in any event on or before March 15th following the end of the applicable performance year. Except as otherwise provided in Sections 6, 7, or 8 of this Agreement, Executive must be employed on the date of payment to be eligible to receive an Annual Bonus in respect of any calendar year.

(c)           Incentive Compensation.

(i)            Sign-On Award. In connection with his initial hire (and pursuant to the terms of the Original Agreement), in March 2021, Parent granted to Executive a stock option to purchase up to 950,000 shares of common stock of Parent, with a seven (7) year term, at an exercise price per share equal to the closing price of such common stock on the date of grant (the “Sign-On Award”). Parent acknowledges that the first two installments of the Sign-On Award have vested and become exercisable. The remaining installment of the Sign-On Award is eligible to vest and become exercisable on March 10, 2024, subject to Executive’s continued employment on such date (except as otherwise provided in Section 6 or 7).

(ii)           Additional LTI Awards. Each calendar year during the Term, Executive shall be eligible for an annual long-term incentive award (each, an “LTI Award”) under Parent’s then-current equity incentive plan, granted at the same time as LTI Awards are granted to other senior executives of Parent (it currently being intended that such grants will be made in the first quarter of each calendar year), with an annual aggregate grant date fair value of $4,400,000 (the “Annual LTI Target”). Fifty percent (50%) of each LTI Award shall be granted subject to solely time-based vesting conditions (each, a “Time-Based LTI Award”), while the remaining fifty percent (50%) of each LTI Award shall be granted subject to time-based and performance-based vesting conditions (each, a “Performance-Based LTI Award”), in each case with vesting schedules and performance goals consistent with those established for other senior executives of the Parent and subject to the terms and conditions of an applicable award agreement. Executive’s Annual LTI Target may, by action and in the discretion of the Board or the Compensation Committee, be increased at any time or from time to time, but may not be decreased from the then current Annual LTI Target without Executive’s prior written consent.

(d)          Taxes and Withholding; Currency. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company Group may reasonably determine it should withhold pursuant to any applicable law or regulation, including any applicable UK income tax and employee’s national insurance contributions. In lieu of withholding such amounts, in whole or in part, the Company Group may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied. The Company Group will satisfy its obligations to make employer national insurance contributions in the UK. All monetary amounts in this Agreement are denoted in United States dollars ($ or USD) but, unless and until the relocation to Headquarters contemplated by Section 3(c) has occurred, all cash amounts to be paid to Executive through payroll shall be made in British pounds sterling (£ or GBP). Any payments to Executive hereunder made in GBP shall be converted from USD to GBP based on the applicable spot rate used by the Company Group’s applicable payroll provider for each such payment. The Company and Executive acknowledge that Executive’s tax profile is different from Company Group employees in the United States. Accordingly, annual LTI Awards will be in the form of restricted share units and performance share units unless otherwise mutually agreed, and the Company Group and Executive will work in good faith to avoid compensation and benefit structures that result in unnecessary income tax expense to Executive. If, following the Effective Date, Executive becomes resident in the United States for tax purposes and so requests, the Company Group will work in good faith with Executive to evaluate whether any revisions to this Agreement are appropriate to mitigate the effect of such tax residency (it being understood that the Company Group is not providing tax equalization).

(e)           Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Executive shall be entitled to the following benefits:

(i)            participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program, or deferred compensation, retirement or other benefit plans made generally available to executives of the Company serving in the Executive’s home jurisdiction, subject to the general eligibility and participation provisions set forth in such plans (and the Company has established a Company health insurance program for Executive and his dependents in Executive’s home jurisdiction, which also includes coverage in the United States, with the cost of such health insurance to the Company not to exceed $25,000 per calendar year);

(ii)           upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as Parent and the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel (including, without limitation, any required approvals by the Chair of the Audit Committee of the Board), reimbursement for all reasonable expenses actually paid or incurred by Executive during the Term in the course of and pursuant to the business of the Company (which shall include applicable business class travel and accommodations for required travel in accordance with Parent and Company policy, and including any required travel to and from Jersey City, New Jersey unless Executive relocates in accordance with Section 3(c));

(iii)          reasonable assistance with respect to Executive’s income tax returns in the United States and the United Kingdom (as mutually agreed from time-to-time between Executive and the Board) in connection with payments and benefits under this Agreement (such services being intended to ensure Executive maintains tax compliance in these jurisdictions and to assist Executive with understanding his personal tax obligations and not extending to personal tax advisory or consulting services), but not to exceed $30,000 per calendar year; and

(iv)         if, in accordance Section 3(c), either Executive notifies the Board that he has decided to relocate his principal place of employment to Headquarters or the Board concludes it is in the best interests of the Company Group for Executive to relocate his principal place of employment to Headquarters and delivers notice to Executive of the same (such notice, the “Relocation Notice”), the Company will provide Executive with a relocation allowance in an amount equal to $700,000 (the “Relocation Allowance”), which will be paid, less applicable deductions and withholdings, in a cash lump sum within sixty (60) days following delivery of the Relocation Notice (the date of such payment, the “Relocation Allowance Payment Date”). Executive shall be deemed to have satisfied the condition that Executive relocate his personal place of employment to Headquarters if and when Executive establishes a long-term personal residence (e.g., purchases a home or enters into a lease with a term of not less than twelve (12) months) within fifty (50) miles of Headquarters and otherwise satisfies any terms and conditions of his applicable U.S. work visa (the “Relocation Condition”). Following the Relocation Allowance Payment Date, Executive agrees to promptly repay the Relocation Allowance in the event of any of the following:

(A)	if Executive refuses or fails to relocate within eight (8) months of the date of the Relocation Notice;

(B)	if, prior to Executive satisfying the Relocation Condition, the Company terminates Executive’s employment for Cause, or Executive resigns without Good Reason; or

(C)	if, within twelve (12) months of Executive satisfying the Relocation Condition, (1) Executive fails to continue to satisfy the Relocation Condition, (2) the Company terminates Executive’s employment for Cause, or (3) Executive resigns without Good Reason.

Further, if, during the period that begins on the first anniversary of Executive’s satisfaction of the Relocation Condition and ends twelve (12) months thereafter, Executive fails to continue to satisfy the Relocation Condition, the Company terminates Executive’s employment for Cause, or Executive resigns without Good Reason, Executive hereby agrees to promptly repay to the Company fifty percent (50%) of the Relocation Allowance. For the avoidance of doubt, the Relocation Allowance shall be deemed fully earned by Executive and no portion thereof shall be subject to repayment in the event of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company without Cause or (iv) a termination by Executive with Good Reason.

5.            Termination of Employment; Severance Agreement.

(a)          Termination. The Term, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company Group. For the avoidance of doubt, (A) a non-extension of the Term in accordance with Section 2, (x) if initiated by the Company, shall be considered a termination of Executive’s employment by the Company without Cause, and (y) if initiated by Executive, shall be considered a resignation of Executive without Good Reason, (B) in the event a reorganization, spin-off, split-off or similar transaction (or series of transactions) involving Parent is consummated and, following the consummation of such transaction, Executive continues to be employed as chief executive officer of any successor entity (or the ultimate parent entity thereof) that expressly assumes the Company’s obligations under this Agreement, the consummation of such transaction (or series of transactions) shall not be considered a termination of Executive’s employment by the Company with or without Cause or the resignation of Executive for Good Reason or otherwise and, in each case, Executive’s employment shall not be considered to have been constructively terminated for any reason unless he resigns for Good Reason in accordance with this Agreement.

(b)           Notice of Termination. Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c)           Definitions. The following definitions shall apply for all purposes under this Agreement:

(i)     “Cause” shall mean the commission by Executive of any of the following acts or omissions:

(1)            willful and continued failure to use best efforts to substantially perform his duties to the Company Group (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes Executive has not substantially performed his duties;

(2)            material and continued failure to comply with Executive’s obligations under any written policy of the Company Group applicable to senior executives as approved by the Board from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Board specifically identifying the manner in which the Board believes Executive has not substantially complied;

(3)            any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company Group; or

(4)            a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or an equivalent crime under the laws of any non-United States jurisdiction.

For purposes of this Section 5(c)(i), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Company Group. Any determination of Cause will be made by the Board at a duly held meeting of the Board (held after reasonable notice to Executive and reasonable opportunity for him, together with his counsel, to be heard before the Board at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board present and voting at such meeting (excluding Executive, if Executive is then serving on the Board) finding that in the good faith opinion of the Board after reasonable investigation that Executive has engaged in acts or omissions constituting Cause, provided that no such determination may be made, until Executive has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any cure period.

(ii)           “Change in Control” shall mean that any of the following events has occurred:

(1)            any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) other than any member of the Company Group, or any employee benefit plan sponsored by the Company Group, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of Parent issued and outstanding immediately prior to such acquisition;

(2)            any shares of common stock of Parent are purchased pursuant to a tender or exchange offer, other than an offer by Parent, that results in any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of Parent issued and outstanding immediately prior to such tender or exchange offer;

(3)            individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that (x) any person becoming a member of the Board after the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without minuted objection to such nomination) shall be an Incumbent Director and (y) no individual initially elected or nominated as a member of the Board after the date of this Agreement as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as such term is used in Sections 13 of the Exchange Act) other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or proxy contest, shall be deemed an Incumbent Director; or

(4)            the dissolution or liquidation of Parent or the consummation of any merger or consolidation of Parent or any sale or other disposition of all or substantially all of its assets, in each case, if the shareholders of Parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) representing less than 50% of the voting power of the surviving, successor or acquiring entity (or the ultimate parent entity thereof).

(iii)           “Change in Control Period” shall mean the period commencing on the earlier of (i) the date that a Change in Control is consummated or (ii) three (3) months prior to the date that a Change in Control occurs (provided it is actually consummated), and in either case ending on the first anniversary of the Change in Control.

(iv)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)             “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Company Group, with or without reasonable accommodation, for a continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.

(vi)            “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during the Term:

(1)            The material diminishment of Executive’s authority, duties or responsibilities, it being understood that (x) a sale or other disposition of assets by Parent shall not itself give rise to Good Reason under this clause if Executive continues to be the CEO of Parent following the consummation of such sale or other disposition (unless, for example, such sale or other disposition is of at least eighty percent (80%) of Parent’s assets, and at least eighty five percent (85%) of the proceeds from such sale or disposition are not reinvested by Parent into its business or the acquisition of a new business within one (1) year following the date of consummation of such sale or disposition, such that Executive’s authority, duties or responsibilities have in fact materially diminished), and (y) during a Change in Control Period, Good Reason shall be deemed to have occurred if Executive is not the CEO of the surviving, successor or acquiring entity (or the ultimate parent entity thereof) following the Change in Control;

(2)            a material reduction in Executive’s Annual Base Salary, it being understood that any reduction below the Annual Base Salary as in effect as of the Effective Date of this Agreement shall constitute Good Reason, or a material reduction in the Target Bonus or Annual LTI Target;

(3)            a material change in the geographic location at which the Executive must perform the services under this Agreement, other than a relocation contemplated by Section 3(c) (that is, a relocation of Executive’s principal place of employment outside of the London, England metropolitan area or, following the relocation contemplated by Section 3(c), outside of the Jersey City, New Jersey/New York City metropolitan area); or

(4)            a material breach of this Agreement by the Company, or the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless Executive gives the Company written Notice of Termination in accordance with Section 5(b), specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, the Company fails to cure such circumstance within thirty (30) days after receipt of such notice, and Executive resigns his employment within ten (10) days following the expiration of such cure period.

(vii)         “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

6.            Severance Benefits Resulting from Death or Disability. Upon a termination of Executive’s employment by reason of death or Disability, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits, subject to compliance in the case of Disability with the release requirement of Section 9 and except as otherwise provided in Sections 13(g) and 15(f):

(a)            The following “Accrued Obligations”, payable as and when those amounts would have been payable had the Term not ended:

(i)            all accrued but unpaid Annual Base Salary through the Termination Date;

(ii)           any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Term;

(iii)          any accrued but unpaid benefits provided under the Company’s employee benefit plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans;

(iv)           any earned but unpaid Annual Bonus in respect to any completed calendar year that has ended on or prior to the Termination Date; and

(v)            rights to indemnification and advancement by virtue of Executive’s position as an officer or director of the Company Group and the benefits under any applicable directors’ and officers’ liability insurance policy maintained by the Company Group, in accordance with the terms thereof.

(b)          An amount equal to the average of the Annual Bonuses paid to Executive during the three calendar years prior to the Termination Date, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date, and the denominator of which is the total number of days in such year, payable at the same time as Executive’s Annual Bonus for the year of termination would have been paid absent such termination.

(c)          For a period of up to twelve (12) months following the Termination Date, the Medical Continuation (as defined and subject to the conditions in Section 7(c) below).

(d)           All then outstanding LTI Awards shall be treated in accordance with their respective terms.

(e)           A prorated portion of the Sign-On Award that is scheduled to vest on the next regularly scheduled vesting date shall vest, with such proration based on the quotient obtained by dividing (x) the number of days elapsed between the previous vesting date (if none, the grant date of the Sign-On Award) and the date of Executive’s termination of employment by (y) the total number of days between the previous vesting date (if none, the grant date of the Sign-On Award) and such next regularly scheduled vesting date. The vested portion of the Sign-On Award shall remain exercisable for the remainder of its seven (7)-year term, and any portion that remains unvested after application of the preceding sentence shall be immediately forfeited without consideration.

7.            Severance Benefits upon Termination Without Cause or Resignation for Good Reason. In the event that (i) the Company terminates Executive’s employment for any reason other than Cause (or because of death or Disability), or (ii) Executive resigns for Good Reason, Executive shall be entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 9 and except as otherwise provided in Sections 13(g) and 15(f):

(a)           The Accrued Obligations;

(b)          An aggregate amount equal to two (2.0) times the sum of (A) Executive’s Annual Base Salary immediately prior to the Termination Date and (B) the average of the Annual Bonuses paid to Executive during the three calendar years prior to the Termination Date, payable in equal installments on the Company’s normal payroll schedule during the two (2) year period following the Termination Date; provided, that, if such termination or resignation occurs during a Change in Control Period, then such amount shall instead be equal to three (3.0) times the sum of (A) Executive’s Annual Base Salary immediately prior to the Termination Date and (B) the average of the Annual Bonuses paid to Executive during the three calendar years prior to the Termination Date, and shall be payable in a lump sum on the first payroll date following the date that the Release (as defined below) becomes fully effective and irrevocable in accordance with its terms;

(c)           if Executive elects, on behalf of himself or his eligible dependents, to continue medical coverage under any applicable medical plan of the Company Group, up to a maximum of eighteen (18) months of such coverage in Executive’s home jurisdiction at such after-tax cost to Executive as would be paid by an active employee for comparable coverage (the “Medical Continuation”); provided, however, that (A) such obligation may be satisfied in part pursuant to Section 4980B of the Code or any other applicable law in Executive’s home jurisdiction as the Company Group determines appropriate, (B) if Executive’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen (18) month period, the Company’s obligations under this Section 7(c) shall terminate, and (C) to the extent governing law would limit the Company Group’s ability to provide Medical Continuation (including through the disqualification of the Company Group’s medical plans from appropriate tax treatment), Parent and Executive will negotiate in good faith to provide Executive with the financial benefit of the limited Medical Continuation;

(d)          With respect to then-outstanding and unvested Time-Based LTI Awards, all then-outstanding and unvested Time-Based LTI Awards shall immediately vest in full as of the date of such termination;

(e)           With respect to then-outstanding and unvested Performance-Based LTI Awards, (x) if the applicable performance period has not been completed on the date of such termination, then Executive shall be eligible to vest at the conclusion of the applicable performance period in a prorated amount of each such Performance-Based LTI Award, based on the amount of time that Executive remained employed hereunder during the applicable performance period and actual performance at the conclusion of the applicable performance period, and (y) if the applicable performance has been completed on the date of such termination, then Executive shall immediately vest as of the date of such termination in the amount of such Performance-Based LTI Award that was earned based on actual performance over the applicable performance period (with any further time-based vesting requirements that would otherwise apply following the conclusion of such performance period waived); and

(f)           The Sign-On Award shall fully vest, and remain exercisable for the remainder of its seven (7)-year term.

Notwithstanding anything to the contrary in this Section 7, Executive acknowledges and agrees that the severance payments and benefits set forth in this Section 7 are provided in lieu of, and not in addition to, any notice period required to be given prior to Executive’s termination of employment under any applicable law. If any such notice period is required, Executive further acknowledges and agrees that the severance payments in Section 7(b) shall be reduced on a dollar-for-dollar basis by any salary payments paid by the Company to Executive, the length of the Company’s subsidy for Medical Continuation in Section 7(c) shall be reduced on a day-for-day basis for the time elapsed, and any prorated vesting for which Executive is eligible pursuant to Sections 7(e) shall be reduced on a day-for-day basis for the time elapsed, in each case during the pendency of such notice period.

8.            Compensation or Severance Benefits upon Termination of Employment by the Company for Cause or Resignation by Executive without Good Reason. In the event the Company terminates Executive’s employment for Cause, or Executive resigns without Good Reason, Executive shall only be entitled to receive the Accrued Obligations, payable as and when those amounts would have been payable had the Term not ended. In addition, (i) all then outstanding LTI Awards shall be treated in accordance with their respective terms, and (ii) any unvested portion of the Sign-On Award shall be immediately forfeited for no consideration (with the vested portion remaining exercisable for thirty (30) days after Executive’s termination or, if shorter, until the expiration of the seven (7)-year term of the Sign-On Award).

9.            Release. Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Sections 6, 7 or 8 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, executing a release of claims and covenant not to sue, in the form attached hereto as Exhibit A (which shall additionally include, if requested by the Company, a customary United Kingdom release of claims in a form acceptable to Parent (but with no additional post-termination obligations on Executive to those set out in this Agreement and Exhibit A) and compliant with the provisions of section 203 of the Employment Rights Act in the United Kingdom (together, the “Release”)), and the period provided in such Release having expired without Executive exercising his right to revoke, not later than sixty (60) days after the Termination Date (subject to Section 15(f)(iv)), and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

10.            Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided to Executive by the Company Group would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, local, or non-U.S. taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, the reduction shall occur in the following order: (i) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (iv) below), (ii) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (iv) below), (iii) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the payments subject to clause (iv) below) and (iv) then by reducing or eliminating the portion of the payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A-24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. The determination of whether the any payment or benefit shall be reduced as provided in this Section 10 and the amount of such reduction shall be made at the Company Group’s expense by an accounting firm selected by the Company Group from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company Group and Executive within forty-five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company Group and Executive. If the Accounting Firm determines that the payments and benefits to be provided to Executive will not result in any Excess Parachute Payments, it shall furnish Executive with an opinion to that effect. If the Accounting Firm determines that the payments and benefits to be provided to Executive will result in Excess Parachute Payments, it shall furnish the Executive with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by this Section 10.

11.          Confidential Information.

(a)           Executive understands and acknowledges that during his employment with the Company Group, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company Group. Executive shall hold in a fiduciary capacity for the benefit of the Company Group such Confidential Information obtained by Executive during his employment with the Company Group and shall not, directly or indirectly, at any time, either during or after his employment with the Company Group terminates, without the Board’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company Group or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company Group or as otherwise required by law, court order or an order of any governmental authority. Executive such take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)           The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company Group or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company Group or its predecessors.

(c)           Notwithstanding any other provision of this Agreement, Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order. In addition, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures described in the preceding sentence and is not required to notify the Company that Executive has made such reports or disclosures.

12.          Return of Documents. Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company Group, shall not be copied, summarized, extracted from, or removed from the premises of the Company Group, except in pursuit of the business of the Company Group, and shall be delivered to the Company Group, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company Group.

13.          Noncompete; Non-Solicitation; Non-Disparagement. Executive agrees that:

(a)           During the Term, and for a one (1) year period thereafter, regardless of the reason for termination, Executive shall not, directly or indirectly, anywhere in the world, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development or acquisition activities that are competitive with the activities of the Company Group. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a company or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such company or other entity.

(b)           If, at the time of enforcement of this Section 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)           Nonsolicitation. Executive agrees that during the Term, and for a one (1) year period thereafter, regardless of the reason for termination, Executive will not, without written consent of the Company Group, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Company Group and makes such contact, approach or solicitation made on behalf of the Company Group) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company Group’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company Group.

(d)           Nondisparagement. Subject to Section 11(c), Executive agrees not to disparage the Company Group or its past and present investors, officers, directors or employees.

(e)           Acknowledgements. Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 13 shall be independent of any obligation owed to Executive by the Company Group (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Company Group by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company Group of the restrictions in this Section 13, (iii) the time limitations and the geographic scope on the restrictions in this Section 13 are reasonable, (iv) the restrictions imposed under this Section 13 are reasonably necessary for the protection of the Company Group and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 13, and (vi) that the provisions of this Section 13 and its subparts provide a reasonable way of protecting Company Group’s business value.

(f)            Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this Section 13, any such duty, obligation, or covenants to which the parties agreed by this Section 13 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Section 13 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(g)           Legal and Equitable Remedies. Upon any material breach by Executive of any of the provisions of Sections 11, 12 or 13, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations). In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company Group to be protected under Sections 11, 12 and 13, Executive understands and agrees that the Company Group could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 11, 12 or 13. Accordingly, Executive specifically agrees that the Company Group shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 11, 12 and 13, and that such relief may be granted without the necessity of proving actual damages, and without bond. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 11, 12 AND 13 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTIONS 11, 12 OR 13 BY EXECUTIVE, THE COMPANY GROUP IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO THE COMPANY GROUP. This provision with respect to injunctive relief shall not, however, diminish the right of the Company Group to claim and recover damages or other remedies in addition to equitable relief.

14.          Successors.

(a)           Company’s Successors. This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession; provided, that the Company may assign this Agreement to Parent without the consent of Executive upon or following the relocation to Headquarters contemplated by Section 3(c). As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b)           Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s right to payments or benefits hereunder, which may be transferred only by will or the laws of descent or distribution.

15.          Miscellaneous Provisions.

(a)           Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Veris Residential, Inc.
Harborside 3
210 Hudson Street, Suite 400
Jersey City, New Jersey 07311
Attn: General Counsel

(b)           Entire Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties, including, without limitation, any offer letter or term sheet related hereto; provided, that, notwithstanding anything to the contrary herein, unless and until Executive relocates to Headquarters pursuant to Section 3(c), the terms and provisions of Exhibit B attached hereto shall apply as though fully stated herein; provided, further, that paragraphs (a) and (f) of Exhibit B shall continue to apply following such relocation to Headquarters.

(c)           Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)           Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(f)            Section 409A of the Code. To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)            To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)           If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Executive’s death.

(iii)          If Executive is a “specified employee”, as defined in Section 409A on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv)          If the sixty (60) day period described in Section 9 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)           Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)          The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(g)           Indemnification. In the event Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Executive’s employment with or serving as an officer or director of Parent, whether or not the basis of such Proceeding is alleged action in an official capacity, Parent shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all reasonable legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company Group and shall inure to the benefit of his heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but, only in the event that Executive shall have delivered in writing to the Company an undertaking in form and substance reasonably acceptable to the Company to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification. The provisions of this Section shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Section shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of Parent since it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnity.

(h)           Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

(i)            No Duplication of Payments. Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

(j)            Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion. Any amendment hereto shall require the approval of the Board or the Compensation Committee.

(k)            Survival. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(l)            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws thereunder. Any disputes arising out of or relating to this Agreement shall be resolved in a state or federal court of competent jurisdiction in the State of New Jersey.

16.          Parent Guarantee.

Parent hereby irrevocably and unconditionally guarantees all liabilities and debts of the Company pursuant to this Agreement. Parent shall pay to Executive from time to time on demand a sum of money which the Company is at any time liable to pay to Executive under or pursuant to this Agreement and which has not been paid at the time the demand is made. To the extent Parent satisfies any obligation of the Company pursuant to this Agreement, Parent shall assume, for its own benefit, Executive’s right to enforce such obligation against the Company.

*            *            *            *            *

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

VERIS RESIDENTIAL UK LTD.

By:	/s/ Taryn D. Fielder
Name: Taryn D. Fielder
Title: General Counsel and Secretary

Executive:

MAHBOD NIA

/s/ Mahbod Nia

For purposes of Section 16, only:

Parent:

VERIS RESIDENTIAL, INC.

By:	/s/ Taryn D. Fielder
Name: Taryn D. Fielder
Title: General Counsel and Secretary

[Signature Page to Employment Agreement]

Exhibit A

Release

Reference is made to that certain Amended and Restated Executive Employment Agreement, dated as of March 8, 2024 (the “Agreement”), by and among Mahbod Nia (“Executive”), Veris Residential UK Ltd. (the “Company”), and Veris Residential, Inc., a Maryland corporation (the “Parent”). Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described therein, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies, and all of their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date. Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.1

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim or right that may first arise after the Termination Date; (ii) any right to payments or benefits pursuant to Section 6, 7, or 8 of the Agreement that will be due to Executive upon the due execution and delivery, and nonerevocation, of this Release in accordance with Section 9 of the Agreement; (iii) any claim or right to indemnification, advancement, defense or reimbursement that Executive may have pursuant to any applicable indemnification agreements, any applicable D&O policies or any similar insurance policies, Parent’s bylaws, as amended, or under applicable law, or (iv) any claim Executive may have as a stockholder of Parent.

If requested by Parent, to additionally include a customary United Kingdom release of claims in a form acceptable to Parent and compliant with the provisions of section 203 of the Employment Rights Act in the United Kingdom.

Executive acknowledges that he has a right by written notice to the Company in accordance with the notice provisions set forth in Section 15(a) of the Agreement to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 9 thereof.

Dated: ___________

Mahbod Nia

Exhibit B

UK Employment Terms

Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply unless and until Executive relocates to Headquarters pursuant to Section 3(c) (and paragraphs (a) and (f) of this Exhibit B shall continue to apply following such relocation to Headquarters):

(a)           No previous employment with the Company or any other employer forms part of Executive’s continuous employment with the Company.

(b)           There are no collective agreements applicable to this Agreement.

(c)           The Executive shall work such hours as are necessary for the proper performance of his duties, having regard to the seniority of his position and the fact that the Company’s Headquarters are in the State of New Jersey in the United States of America. Executive agrees that the nature of his position is such that his working time cannot be measured and, accordingly, that his employment falls within the scope of Regulation 20 of the Working Time Regulations 1998.

(d)           In addition to public holidays for England and Wales, Executive is entitled to 20 working days’ paid vacation in each vacation year (which runs from January to December) to be taken at such time or times as may be agreed in advance by the Company or Parent. Executive may not, except with prior permission from the Company or Parent, carry forward any accrued but unused part of his paid vacation entitlement to a subsequent holiday year. In the first and final vacation years of Executive’s employment, his entitlement to paid vacation shall be calculated on a pro rata basis rounded up to the nearest half day. Executive will be entitled on termination to pay in lieu of any vacation entitlement accrued but untaken during that vacation year. If Executive has taken paid vacation in excess of his accrued entitlement, the Company will be entitled to deduct from any sum payable by the Company to Executive a sum representing such excess taken.

(e)           The Company shall comply with applicable employer pension duties, and shall deduct any employee contributions from Executive’s Annual Base Salary, in accordance with the Pensions Act 2008.

(f)            Executive authorizes the Company to deduct from the Annual Base Salary, or from any sums due to Executive from the Company, any sums which Executive may owe to the Company or the group including without limitation any overpayment of salary or expenses, any debt or loans or any other sum or sums which may be required to be authorized under Section 13 of the Employment Rights Act 1996.

(g)           Executive and the Company shall comply with any applicable minimum notice of termination requirements under any applicable law of England and Wales. Executive acknowledges and agrees that Executive’s severance payments and benefits are subject to adjustment as a result of any notice periods required prior to termination in accordance with the last sentence of Section 7 of this Agreement.